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                                                                   EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Jabil Circuit, Inc:


We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-71479) and Form S-8 (No. 333-86217) of Jabil Circuit, Inc. of our report dated September 15, 1999 relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended August 31, 1999, which report appears in the August 31, 1999 Annual Report on Form 10-K of Jabil Circuit, Inc.


                                                    /s/ KPMG LLP
                                                    ------------


St. Petersburg, Florida
November 12, 1999